                                                                    Exhibit 10.3

                          LICENSE AND SUPPLY AGREEMENT

         This License and Supply Agreement (the "Agreement"), effective as of April 5, 1999 (the "Effective Date"), is made by and between Molecular Probes, Inc., an Oregon corporation, ("MPI") and Cellomics(TM), Inc., a Delaware corporation ("CI").


                                   BACKGROUND

         A. CI has developed a cell based screening system for the analysis of cellular biochemical and molecular parameters through combinatorial cell biology; and

         B. MPI has expertise in the development and manufacture of certain proprietary and non-proprietary fluorescence based reagents; and

         C. CI desires to obtain from MPI and MPI desires to grant CI certain licenses to use MPI's proprietary fluorescence based reagents; and

         D. The parties desire that CI purchase and MPI supply certain proprietary and non-proprietary products on the terms and conditions set forth below.


NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 "CI Specifications" shall mean collectively (i) the quality control standards, as amended from time to time, that materials supplied to CI must meet for use under this Agreement; and (ii) the packaging protocols required by CI, as amended from time to time, for materials supplied for use under this Agreement.

         1.2 "Confidential Information" shall have the meaning as set forth in
Section 8.1 below.

         1.3 "Custom Product" shall mean a Licensed Material or a Non-Proprietary Material that is not available from MPI as a Stock Item, but is available by special request, e.g. to obtain a material that has the same chemical formula as a Stock Item but has different quality control specifications or special packaging requirements, or a material with a chemical composition that is not offered as a Stock Item. For purposes of this Agreement, consolidated packaging of bulk amounts of Stock Items are not Custom Products.

         1.4 "Field" shall mean   [*]  .

         1.5 "Finished Product(s)" shall mean any kit incorporating Licensed Materials that is transferred by CI, in return for compensation, to a third party for use in the Field, where the kit, or the Licensed Materials in such kit, or the use thereof, is covered by a Valid Claim.



     "CONFIDENTIAL [*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED."


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


         1.6 "High Content Screening" or ("HCS") shall mean [*]  .

         1.7 "Licensed Material(s)" shall mean (i) any chemical or biochemical composition(s), including Proprietary Material(s), that are covered by a Valid Claim or, (ii) where the composition itself is not covered by a Valid Claim, its use is covered by a Valid Claim and its manufacture is a trade secret of MPI. Licensed Materials include, but are not limited to, [*] . Not all Licensed Materials are Proprietary Materials [*] .

         1.8 "MPI Technology Package" shall mean the groupings of MPI Patents that are designated in Exhibits A and B, and the corresponding MPI Technical Information.

                  1.8.1 "MPI Patents" shall mean any issued patents or patent applications that are identified as "Licensed Patents" on Exhibits A and B, as amended from time to time, and all corresponding patents issuing from such applications, and all reissues, renewals, re-examinations, and extensions thereof, and any divisions or continuations (in whole or in part) thereof, and any foreign equivalents thereof, as amended from time to time by the agreement of the parties, [*] .

                  1.8.2 "MPI Technical Information" shall mean confidential information, tangible or intangible, and materials, including but not limited to: pharmaceutical, chemical, biological, genetic and biochemical compositions; and technical and non-technical data and information, and/or the results of tests, assays, methods and processes; and plans, specifications and/or other documents containing said information and data; in each case that is possessed by MPI as of the Effective Date or during the Term, to the extent such relates to the manufacture of Licensed Materials, including Proprietary Materials, of a given MPI Technology Package.

         1.9 "Net Sales" shall mean the gross amounts received by CI for the Sale of Finished Products or Services, less the following amounts directly chargeable to such Finished Products or



     "CONFIDENTIAL [*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED."

Services: (a) customary trade, quantity or cash discounts and rebates, actually allowed and taken; (b) amounts repaid or credited to customers on account of rejections; (c) freight and other transportation costs, including insurance charges, and duties, tariffs, sales and excise taxes and other governmental charges based directly on Sales, turnover or delivery of such Finished Products or Services and actually paid or allowed by CI; and (d) amounts allowed or credited due to returns or uncollectible amounts. Where Finished Materials or Services are Sold to third parties for compensation other than cash, Net Sales shall mean the cash equivalent of the fair market value of such other compensation.

         1.10 "Non-Proprietary Materials" shall mean any non-proprietary materials set forth on Exhibit C attached hereto produced by MPI and purchased by CI pursuant to this Agreement.

         1.11 "Proprietary Materials" shall mean those materials set forth in Exhibits A and B attached hereto, as amended from time to time, under the column entitled "Proprietary Materials".

         1.12 "Sell", including any variations of the verb "to Sell" or the noun "Sale" means to transfer to a third party in return for compensation, whether such compensation is in the form of cash payment or in the form of a transfer of a non-cash, tangible or intangible asset.

         1.13 "Services" shall mean any services conducted by CI in the Field and covered by a Valid Claim.

         1.14 "Stock Item(s)" shall mean any material that is commercially available from MPI and is identified with a specific product number on MPI's website (www.probes.com) or in MPI's publications.

         1.15 "Ultra High-Throughput Screening" or ("UHTS") shall mean  [*]  .

         1.16 "Valid Claim" shall mean a written claim filed as part of any unexpired patent application or issued patent within the MPI Patents that has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction in a ruling that is unappealable or unappealed within the time allowed for appeal, and that has not been rendered unenforceable through disclaimer or otherwise, and that has not been lost through an interference proceeding. In the event that the relevant MPI Patent is a provisional patent application that does not include any claims, any specific embodiment that is described in such provisional application shall be deemed to be covered by a Valid Claim until such time as a corresponding utility application is filed that contains one or more claims or such provisional application expires without the filing of a corresponding utility application that contains one or more claims, whichever is sooner.



     "CONFIDENTIAL [*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED."

                                    ARTICLE 2
                                    LICENSES

         2.1 Non-exclusive License to CI to Make or Have Made Licensed Materials. Subject to the terms and conditions of this Agreement, MPI hereby grants to CI a non-exclusive license under the MPI Technology Packages, to make or have made Licensed Materials in accordance with the provisions of Article 5 below. CI is not authorized to Sell Licensed Materials except in Finished Product(s) or in Services.

         2.2 Exclusive License to CI for Use with HCS. Subject to the terms and conditions of this Agreement, and in accordance with the specific limitations of this Section 2.2 (including the subsections below), MPI hereby grants to CI certain worldwide, exclusive rights under each MPI Technology Package listed in Exhibit A, for use in the Field, where such rights are exclusive solely for use with HCS.

                  2.2.1 MPI hereby grants to CI an exclusive, world-wide, royalty bearing license under the MPI Technology Packages to Sell or offer for Sale Licensed Materials as part of Finished Products to third parties for use with HCS.

                  2.2.2 MPI hereby grants to CI an exclusive, world-wide, royalty bearing license under the MPI Technology Packages to import or export Finished Products for use with HCS.

                  2.2.3 MPI hereby grants to CI an exclusive, world-wide, royalty bearing license under the MPI Technology Packages to use Licensed Materials with HCS in Services that are Sold or offered for Sale to third parties.

                  2.2.4 In the event that CI is unable to (i) commercialize the use of a given MPI Technology Package within three years after the Effective Date, and (ii) generate royalties of [*] per year from such MPI Technology Package within five years after the Effective Date, the exclusive license granted to CI pursuant to this Section 2.2 shall become non-exclusive with respect to that MPI Technology Package only, and the provisions of Sections
3.2.2 and 3.5 shall apply.

         2.3 Non-Exclusive License to CI for Use with UHTS. Subject to the terms and conditions of this Agreement, and in accordance with the specific limitations of this Section 2.3 (including the subsections below), MPI hereby grants to CI certain worldwide, non-exclusive rights under each MPI Technology Package listed in Exhibit A, for use in the Field, where such rights are solely for use in UHTS.

                  2.3.1 MPI hereby grants to CI a non-exclusive, world-wide, royalty bearing license under the MPI Technology Packages to Sell or offer for Sale Licensed Materials as part of Finished Products to third parties for use with UHTS.

                  2.3.2 MPI hereby grants to CI a non-exclusive, world-wide, royalty bearing license under the MPI Technology Packages to import or export Finished Products for use with UHTS.



     "CONFIDENTIAL [*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED."

                  2.3.3 MPI hereby grants to CI a non-exclusive, world-wide, royalty bearing license under the MPI Technology Packages to use Licensed Materials with UHTS in Services that are Sold or offered for Sale to third parties.

         2.4 Right of First Refusal to Obtain an Exclusive License for Use in HCS. MPI hereby grants to CI a right of first refusal ("Option"), commencing on the Effective Date and expiring on the first anniversary thereafter ("Option Period"), to obtain an exclusive, worldwide, royalty-bearing license under the MPI Technology Packages listed in Exhibit B to make, have made, Sell, offer for Sale, import, export or use Licensed Materials solely for use in HCS, in accordance with the rights and limitations in Sections 2.1 and 2.2 above; and a non-exclusive, worldwide, royalty-bearing license under the MPI Technology Packages listed in Exhibit B to make, have made, Sell, offer for Sale, import, export or use Licensed Materials solely for use in UHTS, in accordance with the rights and limitations in Sections 2.1 and 2.3 above. Whether to exercise such Option is solely at the discretion of CI, but CI must exercise its Option by payment of the license fee, as described in Section 3.8, for the desired additional MPI Technology Packages before the expiration of the Option Period. Upon payment of the corresponding license fee(s) set forth in Section 3.8, the same rights granted in Sections 2.1 through 2.3 covering the use of the MPI Technology Packages in Exhibit A shall be extended automatically to cover the use of the corresponding MPI Technology Package(s) in Exhibit B.

         2.5 Option to Add Subsequent MPI Technology Packages to Exhibit A and Exhibit B. CI and MPI agree to negotiate in good faith the terms under which CI shall, from time to time, add subsequent MPI Technology Packages to Exhibit A and Exhibit B. In particular, CI shall have a right of first refusal for use and Sale in the Field [*] . The parties anticipate the annual license fees for each individual MPI Technology Package added hereunder shall approximate the license fee (described in Section 3.8) for the addition of MPI Technology Packages pursuant to Section 2.4 above.

         2.6 Termination of Rights Under Technology Packages. CI may terminate its obligations to pay to MPI any Annual Minimum Royalty payments and royalties under any particular MPI Technology Package by notifying MPI in writing of such intent before the next Annual Minimum Royalty payment is due pursuant to Section 3.2, and concurrently terminating all activities described under Sections 2.1,
2.2 and 2.3 above, with respect to such MPI Technology Package.

         2.7 Exchange of Exclusive License for Non-Exclusive License. CI may elect to change the exclusive license under a given MPI Technology Package granted pursuant to Section 2.2, to a non-exclusive license under such MPI Technology Package by notifying MPI in writing of such intent before the next Annual Minimum Royalty payment is due pursuant to Section 3.2. In the event of such an election by CI, the provisions of Section 3.2.2 and 3.5 shall apply.

         2.8 No Implied Licenses. Nothing herein shall be construed as granting to either party, by implication, estoppel or otherwise, any license or other right to any intellectual property of the other party other than those expressly granted herein.



     "CONFIDENTIAL [*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED."


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

                                    ARTICLE 3
                           COMPENSATION AND ROYALTIES

         3.1 License Fee. In consideration of rights granted under Sections 2.1 through 2.3, and Section 2.5, CI shall pay to MPI a total license fee ("License Fee") of $90,000 for the six MPI Technology Packages set forth on Exhibit A hereto.

                  3.1.1 The License Fee shall be paid pursuant to the following payment schedule:


                             [*]




                  3.1.2 From the License Fee paid to MPI pursuant to this
Section 3.1, [*] per MPI Technology Package shall be creditable against any royalty payments for that MPI Technology Package that become due from the Effective Date until April 1, 2000.

         3.2 Annual Minimum Royalty Payment. Beginning on April 1 of 2000 and each subsequent anniversary thereof, CI shall pay to MPI an annual minimum royalty ("Annual Minimum Royalty") for each MPI Technology Package in the amounts described below, which Annual Minimum Royalty shall be creditable against any royalties due on the corresponding MPI Technology Package during the subsequent twelve month period following the previous Annual Minimum Royalty payment:

                  3.2.1 For each MPI Technology Package under which CI wishes to maintain exclusive rights pursuant to Section 2.2, as well as non-exclusive rights pursuant to Sections 2.1 and 2.3, CI shall pay MPI an Annual Minimum Royalty of [*] ;

                  3.2.2 For each MPI Technology Package in which CI wishes to maintain non-exclusive rights pursuant to Sections 2.2.4 or 2.7, as well as non-exclusive rights pursuant to Sections 2.1 and 2.3, the Annual Minimum Royalty for that MPI Technology Package due to MPI by CI shall be reduced to [*] .

         3.3 Royalties on Services. Subject to the provisions of Section 3.5, CI shall pay to MPI the following royalty rates for Services:

         3.3.1 For Services licensed under 2.2.3, a royalty of [*] in which Licensed Material from any MPI Technology Package is used. If more than one Licensed Material is simultaneously used [*] for such Services, whether from the same MPI Technology Package or a different MPI Technology Package, CI would pay an additional royalty of [*] for each additional Licensed Material used; and



     "CONFIDENTIAL [*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED."

         3.3.2 For Services licensed under 2.3.3, a royalty of [*] received by CI for Services in which any Licensed Material from any MPI Technology Package is used for UHTS.

         3.4 Royalties on Finished Products. Subject to the provisions of
Section 3.5, CI shall pay to MPI the following royalty rates for Finished
Products:

         3.4.1 a royalty of [*] of Net Sales of Finished Products sold for use with HCS; and

         3.4.2 a royalty of [*] of Net Sales of Finished Products sold for use with UHTS.

         3.5 Reduced Royalties from Change in Exclusivity. In the event that exclusive rights under a given MPI Technology Package for use with HCS become non-exclusive rights pursuant to Section 2.2.4 or 2.7, CI shall pay to MPI, in lieu of any other royalty payments, the following royalty rates:

         3.5.1 a royalty of [*] of Net Sales of Finished Products sold for use with HCS; and

                  3.5.2 a royalty for Services utilizing HCS that shall be negotiated in good faith.

         3.6 Additional Royalties from Manufacture of Licensed Materials. In the event that CI shall make or have made Licensed Materials for use in Services or Finished Products pursuant to Sections 5.1.6, 5.1.8 or 5.1.9, instead of obtaining such Licensed Materials from MPI, then CI shall pay to MPI the following royalty rates, in addition to the royalty rates under Sections 3.2, 3.3, 3.4 or 3.5:

         3.6.1 for Services licensed under 2.2.3, an additional royalty of [*] for each such Licensed Material used for HCS;

         3.6.2 for Services licensed under 2.3.3, an additional royalty of [*] received by CI for Services in which any Licensed Material from any MPI Technology Package is used for UHTS;

         3.6.3 for Finished Products sold for use with HCS or UHTS and that incorporate such Licensed Materials, an additional royalty of [*] of Net Sales of such Finished Products.

         3.7 Option Fee. CI shall pay to MPI a non-refundable option fee of [*] for each MPI Technology Package set forth on Exhibit B ("Option Fee"), which Option Fee shall be due upon the Effective Date and shall be fully creditable against any subsequent license fee (as described in Section 3.8) for such MPI Technology Package upon exercise of the Option.

         3.8 License Fee for Additional MPI Technology Packages. To exercise its Option pursuant to Section 2.4 above, CI shall pay MPI a license fee for each individual MPI Technology Package added hereunder that approximates [*] for the first year (subject to the credit applied under Section 3.7 above), after which time the Annual Minimum Royalty of Section 3.2 would apply.



     "CONFIDENTIAL [*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED."

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

                                    ARTICLE 4
                           PAYMENTS; BOOKS AND RECORDS

         4.1 Payment Terms and Method. Unless otherwise specified herein, all payments hereunder shall be calculated on a quarterly basis from the Effective Date and shall be due and payable sixty (60) days after. All dollar amounts specified in this Agreement, and all payments made hereunder, are and shall be made in U.S. dollars. If any payments are based on Net Sales denominated in other than U.S. dollars, the conversion to U.S. dollars shall be the same internal method CI uses to convert any other Sales denominations to U.S. dollars, which internal method shall be in accordance with generally accepted accounting principles.

         4.2 Any payments due under this Agreement which are not paid by the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the U.S. prime rate per annum quoted in the "Money Rates" column of The Wall Street Journal (U.S., Western Edition) on the first business day after such payment is due. This Section 4.2 shall in no way limit any other remedies available to either party.

         4.3 Records. CI shall keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable pursuant to this Agreement. Such books and records shall be kept for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection at CI's principal place of business during such three (3)-year period by an independent auditor chosen by MPI and reasonably acceptable to CI for the purpose of verifying the amounts payable by CI hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 4.3 shall be at the expense of MPI, unless a variation or error producing an underpayment in amounts payable exceeding ten percent (10%) of the amount paid for the period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by CI, together with interest on such unpaid amounts at the rate set forth in Section 4.2 above. The parties will endeavor to minimize disruption of CI's normal business activities to the extent reasonably practicable.

                                    ARTICLE 5
                             MANUFACTURE AND SUPPLY

         5.1 Exclusive Supplier of Licensed Materials. Except as expressly provided in Sections 5.1.6, 5.1.8 or 5.1.9, MPI shall be the exclusive supplier of all Licensed Materials.

                  5.1.1 Licensed Materials that are available from MPI as Stock Items shall be manufactured to conform to MPI's internal specifications for research grade reagents and packaged according MPI's internal packaging protocols.

                  5.1.2 In the event that CI believes that such Stock Items do not meet CI Specifications (including, e.g. where CI desires a chemical composition that is not available as a Stock Item) CI shall notify MPI of such CI Specifications. If such Licensed Materials are dye


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

conjugates of biomolecules, and the biomolecule is the basis for such Licensed Materials not meeting CI Specifications (e.g. because CI desires a biomolecule of a different class, or a different purity, etc.), then CI shall also identify the nature of the desired biomolecule.

                  5.1.3 If CI desires to keep the identity of the desired Licensed Material secret, CI shall indicate the confidential nature of its communication, and MPI shall indicate the terms and conditions, if any, under which such Licensed Material could be made available exclusively to CI as a Custom Product and such Custom Product would not be made a Stock Item.

                  5.1.4 Within fifteen (15) days of CI's notification that original Stock Items do not meet CI Specifications, MPI shall notify CI whether or not MPI waives its right under Section 5.1 to exclusively manufacture a Licensed Material that meets such CI Specifications.

                  5.1.5 If MPI does not waive its exclusive manufacturing right for such specified Licensed Material at issue, MPI shall (concurrently with MPI's notification to CI pursuant to Section 5.1.4) provide CI with a firm quotation (including both price and delivery schedule) for such Licensed Materials meeting such CI Specifications, and addressing all concerns under Sections 5.1.3 and 5.2.5.

                  5.1.6 If the Licensed Material is not a Proprietary Material and CI elects not to accept MPI's quotation, CI may make or have made the Licensed Material for use in accordance with Article 2, subject to the provisions of Sections 3.6, 6.2 and 6.5.

                  5.1.7 In the event that such Stock Items that do not meet CI Specifications pursuant to this Section 5.1 are Proprietary Materials, CI may request that such Proprietary Materials be supplied as a Custom Product, which will be supplied at prices to be negotiated in good faith, and taking into account all concerns under Sections 5.1.3 and 5.2.5.

                  5.1.8 In the event that MPI waives its rights to exclusively manufacture a specific Licensed Material, CI shall have the right to make or have made such Licensed Material for use in accordance with Article 2, subject to the provisions of Sections 3.6, 6.2 and 6.5.

                  5.1.9 Notwithstanding the provisions of Section 11.2, CI shall have the right to make or have made a given Proprietary Material, subject to the provisions of Section 3.6, 6.2 and 6.5 in the event that:

                           (i) MPI fails to deliver such Proprietary Material as
stated on any CI firm purchase order, where such order for Proprietary Material(s) conforms to the terms and conditions of this Agreement with respect to:

                                    (a)      the price to be paid for such
                                             Proprietary Material;

                                    (b)      the amount of Proprietary Material
                                             to be delivered;

                                    (c)      the time frame for delivery of the
                                             Proprietary Material;

                                    (d)      the time frame for delivery of
                                             payment for Proprietary Material;

                                    (e)      the specifications for the
                                             Proprietary Material; and

                                    (f)      the location of the delivery of
                                             Proprietary Material;


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

and MPI fails to correct such failure within sixty (60) days of a written notice of deficiency from CI, provided CI is not in default under any other provision of this Agreement; or

                           (ii) MPI is declared insolvent pursuant to Section
365(n)(1) of the Bankruptcy Code or any similar provision of any controlling state insolvency law(s);

until such time as MPI resumes manufacturing of such Proprietary Materials in quantities sufficient to supply CI with Proprietary Materials consistent with the terms and conditions set forth in this Agreement, and MPI notifies CI that MPI is prepared to resume exclusive manufacture of such Proprietary Materials.

                  5.1.10 In the event that the provisions of Section 5.1.9 apply, MPI shall transfer to CI that documentation possessed by MPI that would be reasonably necessary for a person with a Bachelor of Science degree in organic chemistry and reasonably skilled in the relevant manufacturing and/or analytical processes, to reproduce and manufacture the Proprietary Material(s) previously available from MPI under the terms of this Agreement, including without limitation, lists of raw materials, and their commercial sources, synthesis and purification protocols, and methods and procedures for the characterization and quality control. To the extent such documentation contains Confidential Information of MPI, CI shall institute reasonable measures to prevent its unauthorized use and/or disclosure.

         5.2 Supply. Subject to the terms and conditions of Section 5.1 and this
Section 5.2, MPI shall manufacture Licensed Materials in accordance with CI Specifications, and shall supply CI with CI's requirements for Licensed Materials. At CI's request, MPI shall also supply CI with Non-Proprietary Material(s) subject to Sections 5.2.4, 5.2.5 and 5.5 (i) non-exclusively as Stock Item(s) or (ii) exclusively as a Custom Product(s) or non-exclusively, pursuant to Section 5.2.5, at CI's option. CI shall have the right to repackage Licensed Materials (subject to the terms and conditions of Sections 2.1-2.3, 6.2 and 6.5), and Non-Proprietary Materials supplied by MPI hereunder

                  5.2.1 Forecasts. For so long as MPI is supplying Licensed Materials to CI hereunder, at least thirty (30) days prior to the start of any calendar quarter ("Q1"), CI shall provide MPI with a rolling written forecast of the quantities of Licensed Materials (on a product-by-product basis) estimated to be required on a quarter-by-quarter basis for four (4) consecutive quarters ("Q1" to "Q4", respectively). Each forecast shall indicate the estimated quantities of Licensed Materials. CI will provide such forecasts as a means of production planning only and such forecasts shall not constitute a binding obligation upon MPI or CI. CI may also provide forecasts of its estimated requirements for Non-Proprietary Materials, at its option, if CI desires such estimates to be included in MPI's production planning for the purposes of extending the provisions of Sections 5.2.3 to such Non-Proprietary Materials.

                  5.2.2 Form of Order. CI's orders shall be made pursuant to a written purchase order which is in a form mutually acceptable to the parties. MPI shall use reasonable efforts to notify CI within ten (10) days from receipt of an order of its ability to fill quantities ordered thereunder, subject to
Section 5.2.3 below.


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

                  5.2.3 Shipping. All Licensed Materials and Non-Proprietary Materials delivered pursuant to the terms of this Section 5.2 shall be suitably packed for shipment by MPI, marked for shipment to the destination point indicated in CI's purchase order. Unless otherwise agreed between the parties in writing, orders for less than twenty-five (25) units of the same Stock Item for which MPI has previously received a forecast pursuant to Section 5.2.1 shall be shipped to CI within five (5) business days of receipt of the order; orders for twenty-five (25) units or more of the same Stock Item shall be shipped within thirty (30) days of receipt of the order. The shipment schedules for orders of Custom Products will be determined at the time such order is placed, in accordance with MPI's standard completion schedules for custom synthesis. All Licensed Materials and Non-Proprietary Materials shipped to CI will be delivered FOB (U.C.C.) the shipping point. All shipping and insurance costs, as well as any special packaging expenses, shall be paid by CI.

                  5.2.4 Prices. MPI shall provide to CI all Licensed Materials and Non-Proprietary Materials to CI for use in Finished Products and Services as follows:

                           (i) MPI shall provide Stock Items at MPI's standard
retail rates as set forth in MPI's website for the period in which the purchase order was submitted. CI shall be entitled to any standard quantity discounts MPI offers to industry customers [*] .

                           (ii) In addition to the discount set forth above, CI
shall receive an additional discount rebate within thirty (30) days after the conclusion of a semi-annual period, for aggregate purchases of Licensed Materials and Non-Proprietary Materials that are Stock Items from the attached MPI Technology Packages according to the following schedule:

                                    (1) for aggregate annual purchases of less
than  [*]  no discount rebate, regardless of the amount purchased;

                                    (2) for aggregate annual purchases of at
least [*] ; a discount rebate that is [*] of such annual aggregate purchases within the specified range;

                                    (3) for aggregate annual purchases of at
least [*] a discount rebate that is [*] of such annual aggregate purchases within the specified range;

                                    (4) for aggregate annual purchases of at
least [*] ; a discount rebate that is [*] of such annual aggregate purchases within the specified range.

                           (iii) MPI shall provide Custom Products at prices to
be negotiated in good faith, subject to Sections 5.1.3, 5.1.5, 5.1.7 and 5.2.5. Prior to determination of the price to be paid for such Custom Product, MPI and CI shall agree on the degree of exclusivity (pursuant to Section 5.2.5) as well as the quality control specifications and packaging specifications for such Custom Product, which agreed specifications shall become the CI Specifications for such Custom Product, and in the event such Custom Product shall become a Stock Item, subject to Sections 5.1.3 and 5.2.5, for such Stock Item. Such Custom Products shall not be included in the annual aggregate purchases



     "CONFIDENTIAL [*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED."

that qualify for the discount rebate, unless and until such Custom Products shall become available as Stock Items.

                  5.2.5 Prior to MPI accepting an order for a Custom Product, CI and MPI shall agree in writing whether MPI may convert such Custom Product into a Stock Item or produce it as a custom product for other party/ies, without further approval from CI, to address CI's concerns about preserving CI's trade secrets and MPI's concerns about maintaining flexibility in offering MPI's technology to third parties for uses other than those exclusively licensed to CI.

                  5.2.6 Invoicing and Payment. MPI shall submit an invoice to CI upon shipment of Licensed Materials and Non-Proprietary Materials ordered by CI. All invoices shall be sent to CI's address for notices hereunder and marked "Attention: Accounting Department." Each such invoice shall state CI's aggregate price therefor in a given shipment, plus any insurance, taxes or other costs incident to the purchase or shipment initially paid by MPI but to be borne by CI hereunder. Payment shall be made within thirty (30) days after the invoice is sent to CI.

         5.3 Product Acceptance/Returns.

                  5.3.1 Unless agreed otherwise in writing prior to or concurrently with acceptance of an order in accordance with Section 5.2.2, any Licensed Materials and Non-Proprietary Materials supplied hereunder shall conform at the time of shipment to MPI's internal specifications for research grade reagents and packaged according MPI's internal packaging protocols.

                  5.3.2 Unless agreed otherwise in writing prior to or concurrently with acceptance of an order in accordance with Section 5.2.2, any Custom Products supplied hereunder shall conform at the time of shipment to CI Specifications.

                  5.3.3 The parameters for evaluating the performance of Licensed Materials in a particular application undertaken by CI are beyond the control of MPI and, while such parameters may determine the suitability of materials for such application, such parameters shall not be used to determine acceptance of materials. Only written specifications agreed to between the parties shall be used to determine acceptance of materials supplied by MPI.

                  5.3.4 Each shipment of Licensed Materials and Non-Proprietary Materials hereunder shall be accompanied by a certificate of analysis for each lot therein as well as such customs and other documentation as is necessary or appropriate for shipment of materials from MPI to CI.

                  5.3.5 MPI will provide, upon CI's request, those test procedures and test data that are the basis for the certificate of analysis pertaining to Licensed Materials and Non-Proprietary Materials.

                  5.3.6 Without limiting the foregoing, if any Licensed Materials or Non-Proprietary Materials supplied hereunder fail to conform to the applicable CI Specifications or certificate of analysis, then CI shall promptly notify MPI and present reasonable evidence to MPI of such nonconformity, if requested to do so. Subject to the limitations in Sections 5.1, 5.2.4, 5.3.1,
5.3.2 and 5.3.3, MPI agrees to replace, at no additional expense to CI, such nonconforming Licensed

Materials or Non-Proprietary Materials with conforming product within thirty
(30) days after receipt of CI's notification under this Section 5.3.

                  5.3.7 In the event that MPI disputes CI's evidence of nonconformity, MPI may, at its own expense, request that an independent third party tester selected by the parties analyze any unit of Licensed Materials or Non-Proprietary Materials rejected by or on behalf of CI for nonconformity and, if the independent third party tester determines that any such unit of Licensed Materials or Non-Proprietary Materials was conforming, then CI shall be responsible for payment of such units and for such analysis.

                  5.3.8 All returns of Licensed Materials and Non-Proprietary Materials shall be in accordance with a mutually agreeable product return protocol.

         5.4 Allocation. In the event that MPI is unable (due to force majeure or otherwise) to supply both MPI's worldwide requirements of Licensed Materials or Non-Proprietary Materials, and quantities of such Materials forecast pursuant to Section 5.2.1 and ordered by CI under Section 5.2.2 above, MPI shall allocate the quantities of such Licensed Materials or Non-Proprietary that MPI has in inventory, and that MPI is able to produce, so that CI receives at least its proportional share of available supplies as determined based on reasonable forecasts of the requirements of CI, MPI and other third parties (taking into consideration past requirements for such Materials relative to past forecasts).

         5.5 Compliance with Regulatory Agency Requirements. MPI shall comply with all laws and regulations applicable to the manufacture of Licensed Materials and Non-Proprietary Materials. Upon CI's prior written approval, such approval not to be unreasonably withheld, CI shall reimburse MPI up to $400 for each low volume exemption ("LVE") filing required for non-research use, in performance of MPI's obligations hereunder. Non-Proprietary Materials for which such non-research use is intended shall be identified by CI prior to such non-research use, for determination of such LVE filing requirement and for inclusion in Exhibit C attached hereto.


                                    ARTICLE 6
              OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

         6.1 Patent Prosecution. MPI shall control, at its sole expense, the prosecution and maintenance activities pertaining to MPI Patents, using counsel of its choice and in such countries as it deems appropriate.

         6.2 Patent Marking. CI shall use reasonable efforts to mark advertisements, labels, and product literature that pertain to Finished Products to mention the patent number of MPI Patents or a statement of pending patent status, and a statement to the effect that Licensed Materials are limited to use in the Field only.

         6.3 Patent Enforcement. If either party reasonably believes that any MPI Technology Package is infringed or misappropriated by a third party or is subject to a declaratory judgement action arising from such infringement, such party shall promptly notify the other party. Both parties shall use their best efforts in cooperating with each other to terminate such infringement or misappropriation without litigation. If such efforts without litigation are unsuccessful, prosecution of a third party for the infringing use of MPI's Technology Package may be undertaken.

                  6.3.1 MPI Initiating Enforcement Actions. MPI shall have the initial right (but not the obligation) to enjoin such misappropriation, to enforce the MPI Patents with respect to such infringement, or to defend any declaratory judgment with respect to the MPI Technology Package (for purposes of this Section 6.3, any such action is herein after referred to as an "Enforcement Action"). MPI shall keep CI reasonably informed of the progress of any such Enforcement Action, and CI shall have the right to participate with counsel of its own choice at its own expense.

                  6.3.2 CI Initiating Enforcement Actions. In the event that MPI fails to initiate an Enforcement Action to protect MPI Technical Information or to enforce the MPI Patents against a commercially significant infringement by a third party, which infringement or misappropriation consists of the manufacture, Sale or use of a product in the Field, within one hundred twenty (120) days of a request by CI to initiate such Enforcement Action, CI may initiate an Enforcement Action against such infringement with MPI's prior written approval, which approval shall not be unreasonably withheld or delayed, and at CI's expense. MPI's approval for initiation of an Enforcement Action notwithstanding, CI shall not enter into any settlement of an Enforcement Action initiated by CI, if such settlement admits the unpatentability, invalidity or unenforceability of any MPI Patent without the written consent of MPI.

                  6.3.3 Recoveries. If a party undertakes an Enforcement Action at its own expense, it shall be entitled to 100% of the recoveries therefrom. If the other party chooses to join such Enforcement Action at its own expense, the parties shall agree in advance what the apportionment of expenses and recoveries shall be.

         6.4 Defensive Actions. If a claim, suit or proceeding (any for purposes of this Section 6.4, an "Action") is brought against CI or MPI (the "Subject Party") and such Action is directed to the subject of a patent or patent application within the MPI Patents, the Subject Party shall promptly notify the other party. As between the parties to this Agreement, the Subject Party shall be entitled to control the defense in any such action(s); provided that the other party shall have the right to participate in the defense or settlement thereof at its own expense with counsel of its own choosing. Except as agreed in writing by the other party, the Subject Party shall not enter into any settlement of an Action, if such settlement admits the unpatentability, invalidity or unenforceability of any MPI Patent. The Subject Party agrees to keep the other party hereto reasonably informed of all material developments in connection with any Action.

         6.5 MPI Trademarks. CI shall use trademarks of MPI to identify Licensed Materials that are supplied by MPI. CI shall not use MPI's trademarks to identify Licensed Materials if such Licensed Materials contain no components that are supplied by MPI and CI shall not use any other of MPI's trademarks, trade names, slogans, logos, or packaging designs (or any similar trademarks, trade names, slogans, logos, or packaging designs), except where such use is specifically authorized in writing by MPI in advance.

                  6.5.1 CI shall properly use all such trademarks and shall acknowledge MPI's ownership of such trademark(s) in advertisements, publications, and product literature. Where space is available, product labels shall acknowledge MPI's ownership of such trademarks.

                  6.5.2 CI shall not register nor assist a third party to register any of MPI's trademarks, trade names, slogans, logos, or packaging designs (or any similar trademarks, trade names, slogans, logos, or packaging designs) except as specifically authorized in writing by MPI in advance.

         6.6 Reservation. Other provisions of this Article 6 notwithstanding, in the event that any third party shall file an infringement suit against either party, where the suit alleges that a Finished Product or Service, only when used as offered for Sale by CI, infringes the patent of such third party, (i.e. it is the particular method of use offered by CI that is the issue, rather than the materials furnished by MPI); then CI shall have the option to discontinue such use or to indemnify and hold MPI harmless from and against all proceedings and claims by third parties arising out of the use or sale of Finished Products or Services in the allegedly infringing manner. Where the suit alleges that it is a Licensed Material that infringes the patent of such third party, MPI shall have the option to waive its exclusive right to the manufacture of such Licensed Material in accordance with Section 5.1.8 above, but not to otherwise limit the access of CI to such Licensed Material.

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

         7.1 MPI Warranties. MPI hereby represents, warrants and covenants to CI that (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; (ii) it has not previously granted and will not grant any rights in conflict with the rights and licenses granted herein; (iii) to MPI's knowledge and belief, MPI is not aware of any third party intellectual property rights that are infringed by Licensed Materials, and there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement; and (iv) to MPI's knowledge and belief, the Licensed Materials are useful for the methods described or claimed in MPI Patents, but MPI MAKES NO WARRANTIES OR REPRESENTATIONS OF MERCHANTABILITY OR SUITABILITY FOR A PARTICULAR PURPOSE.

         7.2 CI Warranties. CI hereby represents, warrants and covenants that it has the full right and authority to enter into this Agreement.


                                    ARTICLE 8
                                 CONFIDENTIALITY

         8.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other party hereto pursuant to this Agreement which if disclosed in tangible form is marked "confidential" or with other similar designation to indicate its confidential or proprietary nature, or if disclosed orally is confirmed as confidential (any oral disclosures must be identified in writing as confidential within (30) thirty days of such disclosure) or proprietary by the party disclosing such information at the time of such disclosure (collectively, "Confidential Information"). Notwithstanding the foregoing, it is understood and agreed that Confidential Information shall not include information that, in each case as demonstrated by written documentation:

                  8.1.1 was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

                  8.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

                  8.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

                  8.1.4 was subsequently lawfully disclosed to the receiving party by a person other than a party hereto or developed by the receiving party without reference to any information or materials disclosed by the disclosing party.

                  8.1.5 Sections 8.1.1 through 8.1.4 notwithstanding, information disclosed by one party to another shall still be deemed Confidential Information of the disclosing party subject to the protection of this Section
8.1 if such disclosed information is

                           (i) a specific embodiment that is only generally
described by information in the public domain or the receiving party's possession or

                           (ii) a combination that can be pieced together and
reconstructed from multiple sources, none of which shows the whole combination of materials, its principle of operation, and method of use.

         8.2 Permitted Disclosures. Notwithstanding the provisions of Section
8.1 above, each party hereto may use and disclose the other's Confidential Information to the extent such use and disclosure is reasonably necessary, in defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities or in exercising its rights hereunder, provided that if a party is legally required to make any such disclosure of the other party's Confidential Information, to the extent it may legally do so, it will give reasonable advance written notice to the latter party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise).


                                    ARTICLE 9
                                 INDEMNIFICATION

         9.1 Indemnification of CI. MPI shall indemnify each of CI and its directors, officers and employees and the successors and assigns (only as authorized under Section 11.7) of the foregoing

(collectively, the "CI Indemnitees"), and hold each CI Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) incurred by any CI Indemnitee arising from or occurring as a result of any claim, action, suit, or other proceeding brought by third parties against a CI Indemnitee arising from or occurring as a result of the gross negligence or willful tortious misconduct of a MPI Indemnitee.

         9.2 Indemnification of MPI. CI shall indemnify each of MPI and its directors, officers and employees and the successors and assigns of the foregoing (collectively, the "MPI Indemnitees"), and hold each MPI Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) incurred by any MPI Indemnitee arising from or occurring as a result any claim, action, suit, or other proceeding brought by third parties against a MPI Indemnitee arising from or occurring as a result of the gross negligence or willful tortious misconduct of a CI Indemnitee.

         9.3 Procedure. A party (for purposes of this Section 9.3, the "Indemnitee") that intends to claim indemnification under any provision of this Agreement shall: (i) promptly notify the indemnifying party (the "Indemnitor") in writing of any claim, action, suit, or other proceeding brought by third parties in respect of which the Indemnitee, or their directors, officers, employees, successors or assigns intend to claim such indemnification hereunder;
(ii) provide the Indemnitor sole control of the defense and/or settlement thereof, and (iii) provide the Indemnitor, at the Indemnitor's request and expense, with reasonable assistance and full information with respect thereto. Notwithstanding the foregoing, the indemnity obligation in this Article 9 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, to the extent such consent is not withheld unreasonably or delayed. Without limiting the foregoing provisions of this Section 9.3, the Indemnitor shall keep the Indemnitee reasonably informed of the progress of any claim, suit or proceeding under this Section 9.3 and the Indemnitee shall have the right to participate in any such claim, suit or proceeding with counsel of its choosing at its own expense.


                                   ARTICLE 10
                              TERM AND TERMINATION

         10.1 Agreement Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the expiration, revocation or invalidation of the last issued patent within the MPI Patents ("Term").

         10.2 Effect of Expiration.

                  10.2.1 Accrued Obligations. Expiration of this Agreement for any reason shall not release either party hereto from any liability which, at the time of such expiration, has already accrued to the other party or which is attributable to a period prior to such expiration nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

         10.3 Termination.

                  10.3.1 In the event of a material breach of a party of its obligations hereunder, the nonbreaching party shall be entitled to terminate this Agreement upon written notice to the breaching party, if such breach is not cured within thirty (30) days after written notice is given by the nonbreaching party to the breaching party specifying the breach.

                  10.3.2 In the event that CI terminates its rights to all MPI Technology Packages pursuant to Section 2.6, CI may terminate this Agreement upon sixty (60) days written notice to MPI.

         10.4 Effect of Termination.

                  10.4.1 Accrued Obligations. Termination of this Agreement for any reason shall not release either party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing all rights and remedies it may have available hereunder or at law or equity with respect to any breach hereunder.

                  10.4.2 Return of Materials. Upon any termination of this Agreement, CI and MPI shall promptly return to the other party all Confidential Information received from the other party (except one copy which may be retained for archival purposes only).

         10.5 Survival. Sections 5.3, 10.2, 10.4, 11.1 and 11.6, and Articles 6,7,8 and 9 shall survive the expiration or termination of this Agreement for any reason.


                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the State of New York, without reference to conflicts of laws principles.

         11.2 Force Majeure. Nonperformance of any party (except for payment of amounts due hereunder, and as provided in Section 5.1.9) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, or any other reason, including failure of suppliers, where failure to perform is beyond the reasonable control of the nonperforming party. Without limiting the foregoing, the party subject to such inability shall use reasonable efforts to minimize the duration of any force majeure event.

         11.3 No Implied Waivers; Rights Cumulative. No failure on the part of MPI or CI to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

         11.4 Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute MPI or CI as partners in the legal sense. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

         11.5 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid; facsimile transmission (receipt verified); or express courier service (signature required), in each case to the respective address or fax number specified below, or such other address or fax number as may be specified in writing to the other parties hereto:

                  CI:   Cellomics, Inc.
                        635 William Pitt Way
                        Pittsburgh, PA 15238
                        Attn: Intellectual Property Manager
                        Fax: (412) 826-3895

                  MPI:  Molecular Probes, Inc.
                        P.O. Box 22010
                        Eugene, OR 97402-0469
                        Attn: Legal Department
                        Fax: (541) 344-6504

         11.6 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

         11.7 Assignment. This Agreement shall not be assignable by either party to any third party except that CI may assign this Agreement to an entity that acquires substantially all of its business or assets, whether by merger, transfer of assets, or otherwise ("Acquisition"); [*]



     "CONFIDENTIAL [*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED."

         11.8 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by both parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both parties hereto.

         11.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

         11.10 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party, except as required by securities or other applicable laws, to prospective and other investors and such party's accountants, attorneys and other professional advisors.

         11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

         11.12 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

         11.13 Entire Agreement. This Agreement (including the Exhibits hereto, incorporated herein by reference) constitute the entire agreement, both written or oral, with respect to the subject matter hereof, and supersede all prior or contemporaneous understandings or agreements, whether written or oral, between MPI and CI with respect to such subject matter.

[signature block next page]


###

###

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in duplicate originals as of the date first above written.

MOLECULAR PROBES, INC.


By: /s/ Rosaria P. Haugland
    ---------------------------
Name:  Rosaria P. Haugland
       ------------------------
Title: Vice President
       ------------------------


CELLOMICS, INC.


By: /s/ D. Lansing Taylor
    ---------------------------
Name:  D. Lansing Taylor
       ------------------------
Title: President & CEO
       ------------------------